Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Announces Intent to Acquire
C-CUBED Corporation

Acquisition to Expand C4ISR Offerings

Arlington, Va., September 23, 2003 - CACI International Inc (NYSE: CAI) announced today that it has signed a definitive agreement to acquire all of the outstanding shares of C-CUBED Corporation.

C-CUBED, headquartered in Springfield, Virginia, provides specialized services in support of C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance) initiatives to clients in the Department of Defense, federal civilian, and intelligence communities. Terms of the transaction were not disclosed. Closing is anticipated during the month of October.

C-CUBED offers solutions in five primary business areas: network enterprise solutions, systems integration, integrated logistics support, combat systems, and deep submergence engineering. Most of the company's 400 employees hold high-level security clearances. For their fiscal year ending June 30, 2003, C-CUBED recorded revenue of $49 million and operating income of $3.2 million.

The transaction is anticipated to be accretive to CACI's financial performance for the fiscal year ending June 30, 2004.

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "The acquisition of C-CUBED will enable us to enhance our C4ISR offerings to an expanded client base in the defense, civilian, and intelligence markets. C-CUBED offers a highly skilled and specialized workforce with a solid track record of continued growth and long-term customer relationships. They are a good complement to CACI's corporate goals, and we look forward to welcoming them to our team."

C-CUBED's founder and CEO, Edmund J. Bednar, said, "The sale of C-CUBED to CACI will ensure the future growth of the company, and will provide increased opportunity to the employees of C-CUBED."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 6,400 employees working in over 90 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com